Exhibit 10.20

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of December 16, 2019, by and between ARE-SD REGION NO. 61, LLC, a Delaware limited liability company (“Landlord”), and TOCAGEN, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord and Tenant are now parties to that certain Lease dated as of December 21, 2017 (the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of approximately 38,849 rentable square feet (“Premises”) in a building located at 4242 Camus Point Court, San Diego, California (the “Building”).  The Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.The Lease is scheduled to expire on June 30, 2026.

C.Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to reflect the acceleration of the termination of the Lease Term with respect to a portion of the Premises consisting of the entire fifth floor of the Building containing approximately 21,180 rentable square feet (the “Early Termination Premises”) as of December 31, 2019 (the “Early Termination Date”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Vacating of Premises.  The Lease with respect to the Early Termination Premises shall terminate as provided for in the Lease on the Early Termination Date.  Tenant shall voluntarily vacate the Early Termination Premises on such date in accordance with all surrender requirements contained in the Lease and in the condition in which Tenant is required to surrender the Premises as of the expiration of the Lease.  From and after the Early Termination Date, Tenant shall have no further rights of any kind with respect to the Early Termination Premises.  Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Early Termination Premises and termination of the Lease with respect to the Early Termination Premises as provided for herein.  Nothing herein shall excuse Landlord or Tenant from its obligations under the Lease with respect to the Early Termination Premises prior to the Early Termination Date.

If Tenant vacates the Early Termination Premises prior to the Early Termination Date. Landlord and its agents shall have the right, commencing on the date that Tenant vacates the Early Termination Premises, without any further notice or consent required from Tenant to (i) freely enter and use the Early Termination Premises, and (ii) install furniture, fixtures and equipment for the New Tenant (as defined in Section 10 below), provided that such entry, use and installation of furniture, fixtures and equipment shall be without cost, expense or liability to Tenant.

2.

Definition of Premises.  Commencing on January 1, 2020, the defined term “Premises” set forth in Section 6.1 of the Summary of Basic Lease Information is hereby deleted in its entirety and replaced with the following:

“Premises:  Approximately 17,669 rentable square feet of space located on the sixth (6th) floor of the Building (as defined below), as depicted on Exhibit A attached hereto.”

As of January 1, 2020, Exhibit A of the Lease shall be amended to delete the Early Termination Premises.

3.

Base Rent. Notwithstanding anything to the contrary contained herein, Tenant shall continue to pay Base Rent for the entire Premises (including the Early Termination Premises) as provided under the Lease through the Early Termination Date.  Commencing on January 1, 2020, Tenant shall no longer be required to pay Base Rent with respect to the Early Termination Premises.  Commencing on January 1, 2020, the amounts set forth for “Annual Base Rent” and “Monthly Installment of Base Rent” set forth in the table of Base Rent set forth in Section 8 of the Summary of Basic Lease Information are hereby amended accordingly based on the remaining rentable square footage of the Premises as of January 1, 2020.

4.	Tenant’s Share. Commencing on January 1, 2020, Section 9 of the Summary of Basic Lease Information is hereby deleted and replaced with the following:
“9. Tenant’s Share of Operating Expenses,	13.30% (17,669 rentable square feet within the
Tax Expenses and Utilities Costs (Section	Premises/132,873 rentable square feet within the
4.2.6):	Building.)”

5.

Letter of Credit.  Section 20.3.2 of the Lease is hereby deleted in its entirety and is null and void and of no further force or effect and Tenant shall have no right during the Term to reduce the amount of the L-C.  For the avoidance of doubt, the amount of the L-C shall remain $585,707.22 following the Early Termination Date.

6.	Parking. Commencing on January 1, 2020, Section 12 of the Summary of Basic Lease Information is hereby deleted and replaced with the following:

“12. Parking Pass Ratio	A total of fifty-three (53) unreserved parking passes
(Article 23):	(three (3) unreserved parking spaces for every
1,000 rentable square feet of the Premises).”

7.

Extension Option. Rider 1 attached to the Lease is hereby deleted in its entirety and is null and void and of no further force or effect and Tenant shall have no further right to extend the Lease beyond June 30, 2026.

8.

FF&E.  Notwithstanding anything to the contrary contained in the Lease, all furniture, fixtures and equipment located within the Early Termination Premises as of the date of this First Amendment shall be deemed the property of Landlord and shall remain in the Early Termination Premises following the Early Termination Date, and Tenant shall have no right to remove any such furniture, fixtures or equipment from the Early Termination Premises.

9.

Holdover.  For the avoidance of doubt, if Tenant fails to vacate the Early Termination Premises on or before the Early Termination Date, such failure to vacate shall constitute a holdover under Article 16 of the Lease and, notwithstanding anything to the contrary contained in the Lease, if Tenant does not vacate the Early Termination Premises on or before January 10, 2020, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to (or consequential damages suffered by) Landlord resulting therefrom.

10.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”), in connection with the transaction reflected in this First Amendment.  Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

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11.

Condition Precedent.  Notwithstanding anything to the contrary contained in this First Amendment, Tenant and Landlord acknowledge and agree that the effectiveness of this First Amendment shall be subject to the following condition precedent (“Condition Precedent”) having been satisfied:  Landlord shall have entered into a lease agreement with a third party (“New Tenant”), pursuant to which New Tenant agrees to lease the Early Termination Premises, which lease agreement shall be on terms and conditions acceptable to Landlord, in Landlord’s sole and absolute discretion.  In the event that the Condition Precedent is not satisfied, Landlord shall have the right to terminate this First Amendment upon delivery of written notice to Tenant.  Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord’s inability or failure to cause the Condition Precedent to be satisfied.

12.

California Accessibility Disclosure.  For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp).  In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  In furtherance of and in connection with such notice:  (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by Legal Requirements; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Legal Requirements, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice):  (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Tenant’s receipt of an invoice therefor from Landlord.

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13.	Miscellaneous.

a.This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

c.This First Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment.  In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail.  Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first above written.

TENANT:

TOCAGEN, INC.,
a Delaware corporation

By:	/s/Mark Foletta
Its:	Executive Vice President and Chief Financial Officer

LANDLORD:

ARE-SD REGION NO. 61, LLC,
a Delaware limited liability company

By:	ARE-SD Region No. 58, LLC,
a Delaware limited liability company,
managing member

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

		By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

			By:	/s/ Jackie Clem
			Its:	Senior Vice President Legal Affairs

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